Exhibit 99.1

PULSE BIOSCIENCES, INC. ANNOUNCES PLANNED REDEMPTION OF WARRANTS

HAYWARD, Calif.--(BUSINESS WIRE)—June 10, 2026—Pulse Biosciences, Inc. (Nasdaq: PLSE), a company leveraging its novel and proprietary Nanosecond Pulsed Field Ablation™ (nano-PFA or nsPFA™) technology, today announced that it intends to deliver an irrevocable notice of redemption, on or about June 10, 2026, to redeem the remaining common stock warrants issued by the Company as part of its July 3, 2024 rights offering.  These outstanding common stock warrants (the “200% Warrants”), which were issued in the Company’s 2024 rights offering (the “Rights Offering”), pursuant to the Company’s Registration Statement on Form S-3, as amended (File No. 333-278494), may be exercised by the holders thereof until 5:00 p.m., Eastern time, on July 13, 2026, at the exercise price of $11.00 per share of Company common stock, $0.001 par value per share. Any 200% Warrants not exercised before 5:00 p.m., Eastern time, on July 13, 2026 (the “Redemption Date”), will be redeemed by the Company for $0.01 per 200% Warrant share (the “Redemption Price”).

Under the terms of the 200% Warrants, the Company has the right to redeem the 200% Warrants (CUSIP # 74587B143) if the volume weighted average price (as defined therein, “VWAP”) exceeds $22.00 per share for twenty (20) consecutive trading days at least three months after the date that the 200% Warrants were issued. This requirement was met for each of the twenty consecutive trading days preceding June 10, 2026. Over this period, the Company had an average VWAP of $25.17.

Any 200% Warrants that remain unexercised at 5:00 p.m., Eastern time, on the Redemption Date, will be void and no longer exercisable, and the holders of those 200% Warrants will be entitled to receive only the Redemption Price of $0.01 per 200% Warrant share. The first tranche of common stock warrants issued in the Rights Offering (the “150% Warrants”) were redeemed by the Company in February 2025, and none of them are outstanding at this time.

The Company received aggregate gross proceeds of $60 million from its Rights Offering, which was completed in July 2024, and the Company has received an additional $63.7 million of gross proceeds from the redemption of the 150% Warrants and 200% Warrants thus far, and will receive an additional $2.1 million of gross proceeds if the remainder of the 200% Warrants are exercised prior to the Redemption Date.

None of the Company, its board of directors or employees has made or is making any representation or recommendation to any holder of any Warrants as to whether to exercise or refrain from exercising any Warrants.

A registration statement, as amended, relating to the Rights Offering was previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective on May 31, 2024. A prospectus relating to the offering was filed with the SEC on and supplemented on June 4, 2024 and is available on the SEC’s website.

The Company will post a copy of the notice of redemption being sent to the holders of the 200% Warrants on its investor relations website at investors.pulsebiosciences.com.

Questions concerning redemption and exercise of the 200% Warrants can be directed to Broadridge Corporate Issuer Solutions, LLC, Attn: BCIS Re-Organization Dept., P.O. Box 1317, Brentwood, NY 11717-0718, telephone number 888-789-8409 or to shareholder@broadridge.com.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the intention as well as potential to improve the quality of life for patients. The Company’s proprietary nPulse™ technology delivers nanosecond pulses of electrical energy to non-thermally clear cells while sparing adjacent noncellular tissue. The Company is actively pursuing the development of its nPulse technology for use in the treatment of atrial fibrillation and in a select few other markets where it could have a profound positive impact on healthcare for both patients and providers.

Pulse Biosciences, nPulse, Vybrance, CellFX, Nano-Pulse Stimulation, NPS, nsPFA, CellFX nsPFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the Company’s planned redemption of outstanding warrants, statements concerning its expected product development efforts, statements about its Nanosecond Pulsed Field Ablation (nsPFA) technology to non-thermally clear cells while sparing adjacent non-cellular tissue, as well as statements concerning customer adoption and future use of nPulse technology to address a range of conditions such as atrial fibrillation. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Investor Contacts:

Pulse Biosciences

Jon Skinner, CFO

IR@pulsebiosciences.com

Or

Gilmartin Group
Philip Trip Taylor

415.937.5406
philip@gilmartinir.com]